Exhibit 99.3

APOLLO INVESTMENT CORPORATION ANNOUNCES AN ADDITIONAL

$50 MILLION INCREASE IN CREDIT FACILITY

NEW YORK—January 20, 2011—Apollo Investment Corporation (the “Company”) (NASDAQ-GS: AINV) announces that it has received additional commitments of $50 million under its existing senior secured, multi-currency, revolving credit facility (the “Facility”). The Facility allows the Company to continue to seek additional commitments in the future, up to $2.0 billion.

“This additional commitment further diversifies our Company’s funding sources and nicely complements our recent convertible debt issuance,” said Chief Executive Officer James C. Zelter.

“We are pleased to welcome another new lender to the Facility,” said Patrick Dalton, President and Chief Operating Officer of the Company. “Expanding our investor relationships is highly accretive to our continued business success.”

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact:

Richard L. Peteka

Apollo Investment Corporation

(212) 515-3488